UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 4, 2005

STREICHER MOBILE FUELING, INC.
(Exact name of registrant as specified in its charter)

FLORIDA	000-21825	65-0707824
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

800 W. Cypress Creek Rd., Suite 580	Fort Lauderdale, Florida	33309
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (954) 308-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 4, 2005, Streicher Mobile Fueling, Inc. (the "Company") appointed Richard G. Greece, age 57, Vice President of Accounting, Controller and Chief Accounting Officer of the Company. Mr. Greece has over 27 years of accounting and finance experience in various industries. He was President of Accounting & Consulting Solutions, Inc. from 2003 until he joined the Company. From 2000 to 2003, Mr. Greece worked in various positions as Vice President, Corporate Controller and Assistant Secretary for Orius Corporation, a publicly held leading telecommunications infrastructure provider. Prior to that time, Mr. Greece served as Vice President Finance & CFO of Elliott Energy Systems, a developer of small turbine power plants, and from 1995 to 1998 he held the position of Corporate Controller for Elliott Turbo Machinery Inc., a world leader of turbine and compressor equipment for the oil, gas and petrochemical industry and parent of Elliott Energy Systems. From 1990 to 1995 he held senior positions with LDI Corporation, a publicly held finance and leasing company, ending as Vice President and Assistant Treasurer. From 1979 to 1990, Mr. Greece held various accounting and management positions with Alltel Corporation, a publicly held telecommunications and mobile telephone service provider. During his career, Mr. Greece has been responsible for finance, treasury, cash management, lender relations, U.S. and worldwide accounting, IT, federal and state tax compliance and SEC compliance and reporting. Mr. Greece is a member of the American, Ohio and Florida Institutes of Certified Public Accountants.

Mr. Greece’s employment provides for a base annual salary of $125,000, an automobile allowance of $700 per month, initial grant of 50,000 stock options vesting over three years at the rate of 20% at year one, 40% at year two and 40% at year three, and vacation and other benefits commensurate with other officers of the Company.

A copy of the Press Release regarding the appointment of Mr. Greece is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.

99.1	Press Release dated April 7, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2005                         STREICHER MOBILE FUELING, INC.

 By: /s/ Richard E. Gathright
Richard E. Gathright, President and CEO